Exhibit 99.1

LAKE AREA CORN PROCESSORS, LLC

46269 SD Hwy 34
PO Box 100
Wentworth, SD 57075	Phone 605-483-2676
Toll Free (SD) 1-888-539-2676
Fax 605-483-2681

April 26, 2006

In an effort to keep you abreast of recent developments, the board of managers of Lake Area Corn Processors, LLC is announcing that it is currently engaging in preliminary discussions with various companies that may lead to a corporate structure change, public offering, merger, or other business combination of LACP with one or more companies.

As of the date of this communication, no agreement, formal or informal, has been made and no understanding or arrangement with any company has taken place. Our board will continuously monitor such opportunities and strategies but there is no assurance or guarantee that we will continue to pursue these preliminary discussions or that we will be successful in negotiating a transaction.

These negotiations are in the very preliminary stages and it is the duty of our board of managers to explore all possibilities in looking out for the best interest of all LACP members. As of the date of this communication, we are uncertain at this point how long discussions may take place or what the outcome may be.

LACP will be voluntarily disclosing this communication to investors by filing an 8-K with the Securities & Exchange Commission and this communication will be posted on our website.

This communication contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties such as overcapacity within the ethanol industry causing supply to exceed demand, the availability and cost of our raw materials, particularily corn and natural gas, changes in the price and market for ethanol and distillers grains and other risks and uncertainties described in our SEC filings.